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EXHIBIT 15


                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Studio Plus Hotels, Inc.:

We have reviewed the accompanying condensed consolidated balance sheet and related condensed consolidated statements of operations and cash flows of Studio Plus Hotels, Inc. and Subsidiary as of June 30, 1996, and for the three month and six month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand L.L.P.
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Coopers & Lybrand L.L.P.
Cincinnati, Ohio
August 5, 1996






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